Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-206640

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated December 14, 2018)

5,000,000 Shares of Beneficial Interest

SPDR® LONG DOLLAR GOLD TRUST, A SERIES

OF WORLD GOLD TRUST

This Prospectus Supplement No. 2 (“Supplement No. 2”) supplements and amends our Prospectus dated December 14, 2018 (the “Prospectus”). This Prospectus Supplement should be read together with the Prospectus and the Prospectus Supplement dated March 4, 2019.

On July 15, 2019, WGC USA Asset Management Company, LLC (the “Sponsor”), the commodity pool operator of the SPDR® Long Dollar Gold Trust (“GLDW”), notified the NYSE Arca stock exchange that the Sponsor has determined to voluntarily close GLDW, delist, and liquidate GLDW’s shares (“Shares”) from trading on the NYSE Arca and to withdraw the Shares from registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). GLDW will no longer accept creation and redemption orders after September 6, 2019. It is anticipated that trading of the Shares on the NYSE Arca will cease at the open of market on September 10, 2019, and final liquidation payments are scheduled to be made on or about September 16, 2019.

For information concerning the U.S. federal income tax consequences of acquiring, holding, and disposing of Shares, please review the section titled “United States Federal Tax Consequences” in the Prospectus. In addition, shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of GLDW in light of their own unique circumstances.

Shares of the SPDR® Long Dollar Gold Trust are listed on NYSE Arca under the symbol “GLDW.”

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 15 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement is July 16, 2019.